Exhibit 99






              DOW JONES & COMPANY AND BRIDGE INFORMATION SYSTEMS, INC.
                   ANNOUNCE AGREEMENT ON SALE OF DOW JONES MARKETS




         NEW YORK, N.Y. (March 17, 1998)--Dow Jones & Company and Bridge

         Information Systems, Inc. announced today that Dow Jones has agreed to sell its Dow Jones Markets unit to Bridge.  The purchase price is $510 million, consisting of $360 million cash and $150 million of 5 year, 4% preferred stock of Bridge, which is

         convertible into 10% of Bridge's common equity.

              The sale concludes a six-month review of alternatives

         concerning Dow Jones Markets undertaken by Dow Jones & Company's management and board of directors.  "We're pleased to have entered into this agreement with Bridge, and to share in what we are confident will be its bright future," said Peter R. Kann, Chairman and Chief Executive of Dow Jones.  "The agreement allows Dow Jones

         Markets to be operated by a company whose main business is the gathering and distribution of financial data."

              "This positions Dow Jones to renew its focus on our

         competitive strengths and core competencies in publishing the world's most vital business and financial news and information as we extend The Wall Street Journal and Dow Jones brands in print and online around the world,"  Mr. Kann added.

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              Thomas M. Wendel, Chairman, President and Chief Executive

         Officer of Bridge said, "Customers and potential customers will benefit greatly from Bridge's acquisition of Dow Jones Markets.

         This acquisition enables Bridge to be a competitive market force committed to providing choices and better economics for its clients.  Bridge will continue to be a leading force in open systems solutions for its customers."

              The sale will result in the transfer of all of the shares of

         Dow Jones Markets to Bridge.   Dow Jones Markets will be renamed

         Bridge Telerate, and will become a wholly owned subsidiary of

         Bridge.  Bridge will become a non-exclusive distributor of Dow

         Jones Newswires around the world.  The approximately 3500

         employees of Dow Jones Markets will become employees of Bridge

         Telerate when the sale is closed, which is expected to occur in the second quarter of this year.  The closing is conditioned on the receipt of necessary financing for the transaction by Bridge.

              At the time of closing, Dow Jones expects to take a

         significant charge against earnings, reflecting severance and other transition costs, and a write-down of the value of Dow Jones

         Markets.  The amount of the charge has not yet been determined.

              Dow Jones was advised in this transaction by Evercore

         Partners and Goldman, Sachs & Co.

              Bridge is a global market data company.  Through its terminal and feed products it supplies over 75,000 users representing over

         6,500 institutions, with information and news on equities, fixed-

         income, foreign exchange, derivatives and commodities.  The Bridge trading and technology center in St. Louis operates a broadband,

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         state-of-the-art communications system that collects and

         disseminates market data, news and applications to clients such as institutional investors, broker/dealers, exchanges, corporations,

         and state or local governments.  Bridge is the co-producer of the

         Nightly Business Report and is a leading provider of news and information to media companies worldwide.  Bridge is headquartered in New York City with major regional centers in Europe, the Middle

         East, Africa, and the Pacific Rim.  News bureaus in over 60 locations around the world report on market moving news.

              In addition to Dow Jones Markets, Dow Jones & Company

         (NYSE:DJ) publishes The Wall Street Journal and its international and Interactive editions, Barron's magazine and other periodicals,

         Dow Jones Newswires, Dow Jones Indexes, Dow Jones Interactive and

         the Ottaway group of community newspapers.

              Dow Jones is co-owner with NBC of the CNBC television

         operations in Asia and Europe, which are branded "a service of NBC and Dow Jones."  Beginning this Spring, Dow Jones will also provide news content to CNBC in the U.S., which will be similarly branded during the business day.  Worldwide, the new CNBC will reach more than 165 million homes.